UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (AMENDMENT NO. 4)*



                         Catalina Marketing Corporation
              -----------------------------------------------------
                                (Name of Issuer)



                     Common Stock, par value $.01 per share
              -----------------------------------------------------
                         (Title of Class of Securities)



                                   148867 104
                                -----------------
                                 (CUSIP Number)





Check the following box if a fee is being paid with this statement |_|. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosure provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes.)

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE  2 OF 12  PAGES
     --------------------                         --------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Antaeus Enterprises, Inc.
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)  |_|
                                                  (b)  |X|
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          Delaware
--------------------------------------------------------------------------------
             5   SOLE VOTING POWER

                      1,054,794
 NUMBER OF
            --------------------------------------------------------------------
  SHARES     6   SHARED VOTING POWER

BENEFICIALLY

 OWNED BY
            --------------------------------------------------------------------
   EACH      7   SOLE DISPOSITIVE POWER

 REPORTING            1,054,794

  PERSON
            --------------------------------------------------------------------
   WITH      8   SHARED DISPOSITIVE POWER

--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          1,054,794
--------------------------------------------------------------------------------
 10  CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*

--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.4%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

          CO
--------------------------------------------------------------------------------

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE  3 OF 12  PAGES
     --------------------                         --------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Sarah Beinecke Richardson
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)  |_|
                                                  (b)  |X|
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
             5  SOLE VOTING POWER

                     39,866
 NUMBER OF
            --------------------------------------------------------------------
  SHARES     6  SHARED VOTING POWER

BENEFICIALLY    1,274,794  (Mrs. Richardson disclaims beneficial
                            ownership of 1,054,794 shares --
 OWNED BY                   see Item 4)
            --------------------------------------------------------------------
   EACH      7  SOLE DISPOSITIVE POWER

 REPORTING           39,866

  PERSON
            --------------------------------------------------------------------
   WITH      8  SHARED DISPOSITIVE POWER

                1,274,794  (Mrs. Richardson disclaims beneficial
                            ownership of 1,054,794 shares --
                            see Item 4)
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          1,314,660
--------------------------------------------------------------------------------
 10  CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          6.7%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE  4 OF 12  PAGES
     --------------------                         --------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Frederick W. Beinecke
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)  |_|
                                                  (b)  |X|
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
             5  SOLE VOTING POWER

                     42,006
 NUMBER OF
            --------------------------------------------------------------------
  SHARES     6  SHARED VOTING POWER

BENEFICIALLY    1,054,794  (Mr. Beinecke disclaims beneficial
                            ownership of such shares --
 OWNED BY                   see Item 4)
            --------------------------------------------------------------------
   EACH      7  SOLE DISPOSITIVE POWER

 REPORTING           42,006

  PERSON
            --------------------------------------------------------------------
   WITH      8  SHARED DISPOSITIVE POWER

                1,054,794  (Mr. Beinecke disclaims beneficial
                            ownership of such shares --
                            see Item 4)
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          1,096,800
--------------------------------------------------------------------------------
 10  CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

          *
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE  5 OF 12  PAGES
     --------------------                         --------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          John B. Beinecke
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)  |_|
                                                  (b)  |X|
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
             5  SOLE VOTING POWER

                     36,726
 NUMBER OF
            --------------------------------------------------------------------
  SHARES     6  SHARED VOTING POWER

BENEFICIALLY    1,054,794  (Mr. Beinecke disclaims beneficial
                            ownership of such shares --
 OWNED BY                   see Item 4)
            --------------------------------------------------------------------
   EACH      7  SOLE DISPOSITIVE POWER

 REPORTING           36,726

  PERSON
            --------------------------------------------------------------------
   WITH      8  SHARED DISPOSITIVE POWER

                1,054,794  (Mr. Beinecke disclaims beneficial
                            ownership of such shares --
                            see Item 4)
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          1,091,520
--------------------------------------------------------------------------------
 10  CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

          *
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.5%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE  6 OF 12  PAGES
     --------------------                         --------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          Frances Beinecke Elston
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)  |_|
                                                  (b)  |X|
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
             5  SOLE VOTING POWER

                     42,102
 NUMBER OF
            --------------------------------------------------------------------
  SHARES     6  SHARED VOTING POWER

BENEFICIALLY    1,054,794  (Mrs. Elston disclaims beneficial
                            ownership of such shares --
 OWNED BY                   see Item 4)
            --------------------------------------------------------------------
   EACH      7  SOLE DISPOSITIVE POWER

 REPORTING           42,102

  PERSON
            --------------------------------------------------------------------
   WITH      8  SHARED DISPOSITIVE POWER

                1,054,794  (Mrs. Elston disclaims beneficial
                            ownership of such shares --
                            see Item 4)
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          1,096,896
--------------------------------------------------------------------------------
 10  CHECK HERE  IF THE AGGREGATE AMOUNT IN ROW (9)
     EXCLUDES CERTAIN SHARES*

          *
--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.6%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE  7 OF 12  PAGES
     --------------------                         --------------------

--------------------------------------------------------------------------------
  1  NAME OF REPORTING PERSON
     S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

          William S. Beinecke
--------------------------------------------------------------------------------
  2  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*

                                                  (a)  |_|
                                                  (b)  |X|
--------------------------------------------------------------------------------
  3  SEC USE ONLY

--------------------------------------------------------------------------------
  4  CITIZENSHIP OR PLACE OF ORGANIZATION

          United States
--------------------------------------------------------------------------------
             5  SOLE VOTING POWER


 NUMBER OF
            --------------------------------------------------------------------
  SHARES     6  SHARED VOTING POWER

BENEFICIALLY    1,054,794  (Mr. Beinecke disclaims beneficial
                            ownership of such shares --
 OWNED BY                   see Item 4)
            --------------------------------------------------------------------
   EACH      7  SOLE DISPOSITIVE POWER

 REPORTING

  PERSON
            --------------------------------------------------------------------
   WITH      8  SHARED DISPOSITIVE POWER

                1,054,794  (Mr. Beinecke disclaims beneficial
                            ownership of such shares --
                            see Item 4)
--------------------------------------------------------------------------------
  9  AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING
     PERSON

          1,054,794
--------------------------------------------------------------------------------
 10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
     CERTAIN SHARES*


--------------------------------------------------------------------------------
 11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

          5.4%
--------------------------------------------------------------------------------
 12  TYPE OF REPORTING PERSON*

          IN
--------------------------------------------------------------------------------

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE  8 OF 12  PAGES
     --------------------                         --------------------


         Pursuant to Rule 13d-2(c), the entire text of the original Schedule 13G dated February 11, 1993, is hereby restated in this Amendment No. 4 to Schedule 13G. The original Schedule 13G dated February 11, 1993, the first amendment dated February 14, 1994, the second amendment dated February 13, 1995, and the third amendment dated February 13, 1996 (collectively, together with this fourth amendment, the "Schedule 13G") are hereby amended by deleting Item 4 in its entirety and inserting in its place Item 4 as set forth below:


Item 1(a).    NAME OF ISSUER

              Catalina Marketing Corporation


Item 1(b).    ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES

              721 East Ball Road
              Anaheim, CA 92805


Item 2(a).    NAME OF PERSONS FILING

              See pages 2 through 7, Item 1.


Item 2(b).    ADDRESS OF PRINCIPAL BUSINESS OFFICER

              The address of Antaeus Enterprises, Inc. is 420 Lexington Avenue, New York, New York 10170. The business address of all other persons filing this
Schedule 13G is c/o Antaeus Enterprises, Inc., 420 Lexington Avenue, Suite 3020, New York, New York 10170.


Item 2(c).    CITIZENSHIP

              See pages 2 through 7, Item 4.


Item 2(d).    TITLE OF CLASS OF SECURITIES

              Common Stock, par value $.01 per share ("Common Stock").


Item 2(e).    CUSIP NUMBER

              14867 104


Item 3.

              Not applicable


Item 4.       OWNERSHIP

              Antaeus Enterprises, Inc. ("Antaeus") owns 1,054,794 shares of Common Stock (approximately 5.4% of the outstanding shares of Common Stock), as to which it has sole voting and dispositive power. Frederick W. Beinecke, John
B. Beinecke, William S. Beinecke, Frances Beinecke Elston and Sarah Beinecke Richardson may be deemed to be affiliates of Antaeus. Such persons may be deemed

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE  9 OF 12  PAGES
     --------------------                         --------------------

to have shared voting and dispositive power with respect to the shares of Common Stock owned by Antaeus. Each of such persons disclaims beneficial ownership of the shares of Common Stock owned by Antaeus.

              Sarah Beinecke Richardson serves as one of three co-trustees of four trusts, which, in the aggregate, own 220,000 shares of Common Stock (approximately 1.1% of the outstanding shares of Common Stock), as to which she has shared voting and dispositive power. Sarah Beinecke Richardson may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. Sarah Beinecke Richardson owns directly 39,866 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. The aggregate number of shares of Common Stock reported to be beneficially owned by Sarah Beinecke Richardson and the percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 3 hereof (which number includes all shares of Common Stock referred to in this paragraph).

              Frederick W. Beinecke owns directly 42,006 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. Frederick W. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frederick W. Beinecke and the percentage of outstanding shares of Common Stock represented by such shares of Common Stock is set forth on page 4 hereof (which number includes all shares of Common Stock referred to in this paragraph).

              John B. Beinecke owns directly 36,726 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which he has sole voting and dispositive power. John B. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by John B. Beinecke and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 5 hereof (which number includes all shares of Common Stock referred to in this paragraph).

              Frances Beinecke Elston owns directly 42,102 shares of Common Stock (representing approximately 0.2% of the outstanding shares of Common Stock), as to which she has sole voting and dispositive power. Frances Beinecke Elston may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by Frances Beinecke Elston, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 6 hereof (which number includes all shares of Common Stock referred to in this paragraph).

              William S. Beinecke does not have sole voting and dispositive power as to any shares of Common Stock. William S. Beinecke may be deemed to have shared voting and dispositive power as to, and disclaims beneficial ownership of, the 1,054,794 shares of Common Stock beneficially owned by

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE 10 OF 12  PAGES
     --------------------                         --------------------

Antaeus. Antaeus' ownership of shares of Common Stock is more fully described in the first paragraph of this Item 4. The aggregate number of shares of Common Stock reported to be beneficially owned by William S. Beinecke, and the percentage of outstanding shares of Common Stock represented by such shares is set forth on page 7 hereof (which number includes all shares of Common Stock referred to in this paragraph).

              In the  aggregate,  the  persons  filing  this  Schedule  13G (the
"Beinecke Group") beneficially own 1,435,494 shares of Common Stock, representing approximately 7.3% of the outstanding shares of Common Stock. Each of the persons filing this Schedule 13G disclaims membership in any group with respect to shares of Common Stock. Percentages of outstanding shares of Common Stock represented by shares of Common Stock beneficially owned by a member of the Beinecke Group set forth herein are computed based on 19,676,182 shares of Common Stock outstanding as of December 31, 1996.


Item 5.       OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

              Not applicable.


Item 6.       OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

              Each of Frances Beinecke Elston, Frederick W. Beinecke, John B. Bienecke and Sara Bienecke Richardson has the right to receive income, including dividends to the extent that they constitute income, from shares of Common Stock held in the trusts referred to in the second paragraph of Item 4 above for the benefit of each of such persons.


Item 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

              Not applicable.


Item 8.       IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

              Each person who is a member of the Beinecke Group is identified in
Item 1, on pages 2 through 7 hereof.


Item 9.       NOTICE OF DISSOLUTION OF GROUP

              Not applicable.


Item 10.      CERTIFICATION

              Not applicable.

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE 11 OF 12  PAGES
     --------------------                         --------------------

SIGNATURE

              After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  May 9, 1997


                                     ANTAEUS ENTERPRISES, INC.


                                     By:/S/ FREDERICK W. BEINECKE
                                        ----------------------------
                                        Name:  Frederick W. Beinecke
                                        Title: President


                                        /S/ FREDERICK W. BEINECKE
                                        ----------------------------
                                        Frederick W. Beinecke


                                                     *
                                        ----------------------------
                                        Frances Beinecke Elston


                                                     *
                                        ----------------------------
                                        John B. Beinecke


                                                     *
                                        ----------------------------
                                        Sarah Beinecke Richardson


                                                     *
                                        ----------------------------
                                        William S. Beinecke


                                        *By:/S/ CANDACE K. BEINECKE
                                            ------------------------
                                            (Candace K. Beinecke,
                                             Attorney-in-fact)

     --------------------                         --------------------
     CUSIP NO. 148867 104            13G          PAGE 12 OF 12  PAGES
     --------------------                         --------------------


                                INDEX TO EXHIBITS
                                -----------------


                                                               PAGE
                                                               ----
Exhibit B      Powers of Attorney of Sarah Beinecke         Incorporated by
               Richardson, Frances Beinecke Elston,         reference to
               John B.and William S. Beinecke               Exhibit B of
                                                            original Schedule
                                                            13G dated February
                                                            11, 1993
